EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Empire Petroleum Corporation, a Delaware corporation (the “Company”), and Michael R. Morrisett (“Executive”), effective as of August 18, 2021 (the “Effective Date”). The Company and Executive may sometimes be referred to individually as a “Party” or collectively as the “Parties.”

WHEREAS, the Company desires to employ Executive in an executive capacity upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Executive desires to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration given by each Party to the other, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
EMPLOYMENT AND DUTIES

1.1            Term. The initial term of Executive’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Executive’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered (a) by the Company to the Executive not less than 120 days, or (b) by the Executive to the Company not less than 30 days, in each case, before the expiration of the Initial Term or Renewal Term, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Article III below. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

1.2            Position. During the Employment Period, the Company shall employ Executive as the President of the Company, or in such other positions as the Parties mutually may agree.

1.3            Place of Performance. The principal place of Executive’s employment shall be the Company’s principal office located in Tulsa, Oklahoma; provided that, Executive may be required from time to time to travel on Company business and/or to carry out his duties and responsibilities for the Company at other Company locations, or in other locations where the Company conducts or is conducting business.

1.4            Duties and Responsibilities. During the Employment Period, Executive agrees to devote his full business time, attention and best efforts to the Company and its direct and indirect subsidiaries (collectively with the Company, the “Company Group”) as may be requested by the Board of Directors of the Company (the “Board”) from time to time. Executive’s duties shall

1

include those normally incidental to the position identified in Section 1.2, or any other position(s) to which the Parties mutually agree, as well as such additional duties as may be assigned to Executive by the Board from time to time, which may include providing services to other members of the Company Group in addition to the Company. In addition to Executive’s position identified in Section 1.2, Executive shall serve as a member of the Board for no additional compensation. If requested, Executive shall also serve as a member of the board of directors for any other member of the Company Group. Executive may, without violating this Agreement, (a) own, as a passive investment, up to 2% of the publicly traded securities of any corporation in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (b) engage in charitable and civic activities; and/or (c) with the prior written consent of the Board, engage in other personal and passive investment activities, in each case, so long as such interests or activities (i) do not interfere with Executive’s ability to fulfill his duties and responsibilities under this Agreement, and (ii) are not inconsistent with Executive’s obligations to the Company Group or competitive with the business of the Company Group, or otherwise violate the terms of Section 1.5 and Section 1.6, or any other provision of this Agreement.

1.5            Duties of Fiduciary and of Loyalty. Executive acknowledges and agrees that, at all times during the Employment Period, Executive owes fiduciary duties to the members of the Company Group, including but not limited to duties of loyalty, fidelity, and allegiance; to act at all times in the best interests of the members of the Company Group; to make full disclosure to the Company of all information pertaining to the business and interests of any member of the Company Group; to do no act which would injure the business, interests, or reputation of any member of the Company Group; and to refrain from using for Executive’s own benefit or for the benefit of others any information or opportunities pertaining to the business or interests of any member of the Company Group that are entrusted to Executive or that he learned while employed by the Company and/or any other member of the Company Group, as applicable. Executive acknowledges and agrees that, upon termination of Executive’s employment with the Company and/or any other member of the Company Group, as applicable, certain of Executive’s fiduciary duties continue and Executive shall continue to refrain from using for his own benefit or the benefit of others, or from disclosing to others, any Confidential Information (as defined in Section 5.1) or any opportunities pertaining to the businesses or interests of any member of the Company Group that were entrusted to Executive or that the Executive learned while employed by the Company or its predecessor(s) and/or any other member of the Company Group.

1.6            Conflict of Interest. Executive agrees that any direct or indirect interest in connection with, or any benefit from, any outside activities, particularly commercial activities, which might in any way adversely affect any member of the Company Group, involves a possible conflict of interest. In keeping with Executive’s fiduciary duties to the Company Group and/or any of its members, Executive agrees that during the Employment Period, Executive shall not knowingly become involved in a conflict of interest with any member of the Company Group, or upon discovery thereof, allow such a conflict of interest to continue. Executive agrees that he shall disclose to the Company any facts which might involve such an actual or potential conflict of interest. The determination of whether an actual or potential conflict of interest exists shall be made by the Company in its sole discretion. Some actual or potential conflicts of interest include, but are not limited to, any ownership of or any material relationship with any company which, directly or indirectly, does business with or competes with any member of the Company Group;

2

use of the Company’s or any other member of the Company Group’s resources for the benefit of any person or entity besides a member of the Company Group; violation of any non-disclosure, non-solicitation or non-competition obligations owed to the Company or any other member of the Company Group under this Agreement or any other agreement between Executive and the Company or any other member of the Company Group; acquiring or trading products that are the same or similar to those designed, manufactured or marketed by any member of the Company Group; providing or selling services that are the same or similar to those provided or marketed by any member of the Company Group; or usurping any corporate opportunity belonging to any member of the Company Group.

ARTICLE II
COMPENSATION AND BENEFITS

2.1           Base Salary. During the Employment Period, the Company shall pay to Executive a guaranteed minimum base salary of $250,000 per annum (the “Guaranteed Base Salary”), but, to the extent funds are available and subject to the Board’s discretion, the Company may pay to Executive additional salary compensation, up to the maximum amount of $35,000 per annum (the “Additional Base Salary”). The amounts set for the Guaranteed Base Salary and the Additional Base Salary will be subject to periodic review and adjustment by the Board at its sole discretion, and, in each case, the terms shall include the amounts specified in this Section 2.1 and any changes made thereto. For purposes of this Agreement, “Actual Base Salary” shall mean the actual base salary amounts paid by the Company to Executive during any full calendar year in the Employment Period, as determined (a) at the end of any calendar year, by aggregating all Guaranteed Base Salary and, to the extent paid, Additional Base Salary payments made at the end of any calendar year or, (b) during any calendar year, by aggregating all Guaranteed Base Salary and, to the extent paid, Additional Base Salary payments made through the date of determination (the “Aggregated Base Salary”) and dividing the Aggregated Base Salary by the number of full calendar months that have elapsed since the beginning of such calendar year through the date of determination (the “Average Monthly Base Salary”) and multiplying the Average Monthly Base Salary by 12, and rounding to the closest whole dollar amount. The Guaranteed Base Salary and, to the extent paid, any amount of Additional Base Salary, shall be payable in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. In the event this Agreement commences or terminates other than on the first or last day of a calendar month, the Guaranteed Base Salary and, to the extent paid, any amount of Additional Base Salary shall be prorated for that partial month based upon the number of days in such month that this Agreement was in effect.

2.2            Annual Bonus. The Board shall establish, and Executive shall be eligible to participate in, an annual performance bonus plan pursuant to which Executive will be eligible to receive a discretionary annual bonus for each complete calendar year during the Employment Period based upon, among other things, Company performance and Executive’s work performance and contributions to the Company (the “Annual Bonus”).  The performance targets that must be achieved by the Executive in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Executive within the first ninety (90) days of the applicable calendar year (the “Bonus Year”). Executive’s target annual bonus will be 100% of Executive’s Actual Base Salary for the applicable Bonus

3

Year, but the actual amount of the Annual Bonus will be determined in the discretion of the Board (or a committee thereof) depending on both Company and Executive performance.  Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the requisite performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year.  Notwithstanding anything in this Section 2.2 to the contrary, no Annual Bonus, if any, nor any portion thereof, shall be earned and payable for any Bonus Year unless Executive remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid; provided, however, that if Executive ceases to be employed by the Company (a) due to Executive’s resignation from employment for Good Reason, (b) as a result of the death or Disability of Executive or (c) as a result of the termination of Executive by the Company without Cause, in each case, after the end of a Bonus Year but prior to the date on which any applicable Annual Bonus for such Bonus Year is paid, Executive shall be entitled to the full amount of any Annual Bonus.

2.3            Equity Awards. Beginning in the calendar year following the calendar year in which the Effective Date occurs, the Executive shall be eligible to receive annual equity awards pursuant to that certain Empire Petroleum Corporation 2019 Stock Option Plan and/or the to be adopted Empire Petroleum Corporation 2021 Stock and Incentive Compensation Plan (the “2021 Stock Plan”) or any successor plans (collectively, the “Equity Plans”); provided that Executive’s shall receive an annual award in the amount of 100,000 shares of common stock of the Company (as adjusted for any split, reverse split, subdivision, combination, reclassification or other similar action with respect to the common stock after the Effective Date) (each an “Annual Award”). All other terms and conditions applicable to the Annual Awards shall be governed by the terms and conditions of the Equity Plans and the applicable award agreements.

2.4            Business Expenses. Subject to Section 8.12 below, and subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees, the Company shall reimburse Executive for his reasonable out-of-pocket business-related expenses actually incurred in the performance of Executive’s duties under this Agreement, including but not limited to the cost of a cell phone and monthly cellular expenses associated therewith, so long as Executive timely submits all documentation for such reimbursement, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive).

2.5            Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are applicable to similarly situated Company employees generally. Notwithstanding the foregoing, during the Employment Period, Executive shall be entitled, at the Company’s expense, to (a) a term life insurance policy in the amount of $3,000,000 for 2021 to be reduced to $1,500,000 in subsequent years, with such beneficiary or beneficiaries thereunder as may be designated from

4

time to time by Executive, (b) short-term and long-term disability insurance covering the Executive, and (c) use an automobile in the Company’s existing fleet program while conducting business on behalf of the Company. Executive understands and agrees that the Company shall be authorized, in the Board’s discretion, to obtain additional insurance up to $1,500,000 on Executive’s life (including, without limitation a “keyman policy”), at Company’s sole expense, and Executive shall have no interest in the policy, any benefits paid or owed under the policy and/or any right to designate beneficiaries of such policy, which shall be determined by the Board.

ARTICLE III
TERMINATION OF EMPLOYMENT

3.1            Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment at any time during the Employment Period for Cause (as defined below), subject to the applicable terms and conditions of Article III and Article IV. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following, as determined, in good faith, by the Board in its absolute and sole discretion:

(a)             Executive’s material breach of this Agreement, or any other written agreement between Executive, on the one hand, and the Company and/or any other member of the Company Group, on the other hand, including Executive’s breach of any material representation, warranty, or covenant made under any such agreement; provided, however, that if Executive’s actions or omissions as set forth in this Section  3.1(a) are of such a nature that they are curable by Executive (which shall be determined by the Board in its sole discretion), such actions or omissions remain uncured by Executive for forty-five (45) days after the Board has provided Executive written notice of the obligation to cure such actions or omissions;

(b)             Executive’s material breach of any written policy or code of conduct established by the Company or any other member of the Company Group that is applicable to Executive and to which Executive was previously provided access by the applicable member of the Company Group; provided, however, that if Executive’s actions or omissions as set forth in this Section  3.1(b) are of such a nature that they are curable by Executive (which shall be determined by the Board in its sole discretion), such actions or omissions remain uncured by Executive for forty-five (45) days after the Board has provided Executive written notice of the obligation to cure such actions or omissions;

(c)             the commission of willful misconduct, a breach of fiduciary duty, fraud, theft, misappropriation of funds or embezzlement on the part of Executive;

(d)             the commission by Executive of, or conviction or indictment of Executive for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; and/or

(e)             Executive’s willful failure or refusal, other than due to Disability (as defined below), to perform Executive’s obligations pursuant to this Agreement or to follow any lawful directive from the Board that is commensurate with Executive’s position; provided, however, that if Executive’s actions or omissions as set forth in this Section 3.1(e) are of

5

such a nature that they are curable by Executive (which shall be determined by the Board in its sole discretion), such actions or omissions remain uncured by Executive for seven (7) days after the Board has provided Executive written notice of the obligation to cure such actions or omissions.

3.2            Termination by Company for Convenience. The Company shall have the right to terminate Executive’s employment for convenience at any time during the Employment Period and for any reason, or no reason at all, subject to the applicable terms and conditions of Article III and Article IV.

3.3            Termination by Executive for Good Reason. Executive shall have the right to terminate his employment with the Company for Good Reason (as defined below), subject to the applicable terms and conditions of Article III and Article IV.

(a)             For purposes of this Agreement, “Good Reason” shall mean:

(i)              a material diminution in Executive’s Guaranteed Base Salary, other than a general reduction in Guaranteed Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)            a material breach by the Company of any of its covenants or obligations under this Agreement; or

(iii)          relocation of Executive’s principal place of employment to a geographic location that is more than fifty (50) miles from the location of Executive’s principal place of employment as of the Effective Date, as identified in Section 1.3.

(b)             Notwithstanding the foregoing provisions of this Section 3.3, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (i) the condition or event constituting Good Reason as defined above must have arisen without Executive’s consent; (ii) Executive must provide written notice to the Board of the existence of such condition(s) or event(s) within forty-five (45) days of the initial existence of the same; and (iii) the condition(s) or event(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice.

3.4            Termination by Executive for Convenience. Executive shall have the right to terminate his employment for convenience at any time during the Employment Period and for any reason, or no reason at all, subject to the applicable terms and conditions of Article III and Article IV.

3.5            Termination Due to Death or Disability. The Company shall have the right to terminate Executive’s employment during the Employment Period due to Executive’s death or Disability, subject to the applicable terms and conditions of Article III and Article IV. For purposes of this Agreement, a “Disability” shall exist if Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable),

6

due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of (a) 120 consecutive days or (b) 180 days (whether or not consecutive) in any twelve (12)-month period. The determination of whether Executive has incurred a Disability shall be made in good faith by the Board. Nothing in this Section 3.5 should be interpreted as limiting any of Executive’s rights under the Americans with Disabilities Act or comparable state or local law, including any right to a reasonable accommodation for any qualifying disability, as determined by such laws. In the event of any conflict, any applicable law regarding disability accommodation for employees will prevail over this Section 3.5.

3.6            Notice of Termination. Any termination of Executive’s employment during the Employment Period by the Company or by Executive pursuant to Section 1.1 or this Article III (other than termination pursuant to Section 3.5 on account of Executive’s death) shall be communicated by written notice of termination (each, a “Notice of Termination”) to the other Party hereto in the manner provided in Section 8.10. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; and (b) the applicable Date of Termination.

3.7            Date of Termination. For purposes of this Agreement, the “Date of Termination” shall be:

(a)             If Executive’s employment is terminated on account of Executive’s death, the date of Executive’s death;

(b)             If Executive’s employment is terminated on account of Executive’s Disability, the date the Company determines that Executive has a Disability, as specified in the Notice of Termination;

(c)             If the Company terminates Executive’s employment for Cause, the date specified in the Company’s Notice of Termination;

(d)             If Executive’s employment is terminated due to either Party providing a notice of nonrenewal pursuant to Section 1.1, then the last day of the applicable Initial Term or Renewal Term; provided that, the Company shall have the option to provide Executive with a payment equal to Executive’s pro rata Actual Base Salary for 180 business days’ in lieu of such notice, which shall be paid in a lump sum on the Date of Termination and for all purposes of this Agreement, the Date of Termination shall be the date on which such Notice of Termination is delivered;

(e)             If the Company terminates Executive’s employment for convenience, the date specified in the Company’s Notice of Termination, which shall be no less than thirty (30) business days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide Executive with a payment equal to Executive’s pro rata Actual Base Salary for thirty (30) business days’ in lieu of such notice, which shall be paid in a lump sum on the Date of Termination and for all purposes of this Agreement, the Date of Termination shall be the date on which such Notice of Termination is delivered;

7

(f)              If Executive terminates Executive’s employment for convenience, the date specified in Executive’s Notice of Termination, which shall be no less than thirty (30) business days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) business day notice period for no consideration by giving written notice to Executive and for all purposes of this Agreement, the Date of Termination shall be the date determined by the Company and specified in such written notice from the Company; and

(g)             If Executive terminates Executive’s employment for Good Reason, the date specified in Executive’s Notice of Termination.

Notwithstanding anything contained herein to the contrary, the Termination Date shall not occur until the date on which Executive incurs a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated with respect thereto.

3.8            Effects of Termination.

(a)             Resignation from All Other Positions. Any termination of Executive’s employment by the Company or by the Executive shall constitute Executive’s automatic resignation from, as applicable, (a) any officer position with the Company and each member of the Company Group; (b) any position on the Board; and (c) any position on the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such Company Group member’s designee or other representative.

(b)             COBRA. Regardless of the reason for the termination of Executive’s employment, to the extent Executive participated in the Company’s group health plans, Executive may be eligible to elect post-termination health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Executive’s expense; provided that, Executive timely elects such COBRA continuation coverage.

(c)             Post-Employment Cooperation. The Parties agree that certain matters in which Executive will be involved during the Employment Period may necessitate Executive’s cooperation in the future. Accordingly, and in addition to the obligations outlined in Section 7.4, during the twenty-four (24) month period following the termination of Executive’s employment with the Company, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company, including the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s current or previous duties and/or responsibilities; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall pay or reimburse Executive for all of his reasonable travel and other direct expenses reasonably incurred, to comply with Executive’s obligations under this Section 3.8(c), so

8

long as Executive provides reasonable documentation of such expenses and obtains the Company’s prior approval before incurring such expenses. For the avoidance of doubt, regardless of whether the Company reimburses any expenses pursuant to this Section 3.8(c), any testimony that Executive provides in the course of providing assistance must be truthful and accurate in all respects.

ARTICLE IV
COMPENSATION UPON TERMINATION

4.1            Compensation upon Termination by the Company for Cause. In the event the Executive’s employment is terminated pursuant to Section 3.1 above, all of Executive’s rights and benefits provided for in this Agreement will terminate as of the Date of Termination; provided, however, that Executive will receive, as soon as reasonably practicable following the Date of Termination, or in such time frame as required by applicable law, a lump sum cash payment consisting of Executive’s pro rata Actual Base Salary as earned and unpaid, and unreimbursed expenses, through the Date of Termination (collectively, the “Accrued Amounts”).

4.2            Compensation upon Termination by the Company for Convenience or by the Executive for Good Reason. In the event Executive’s employment is terminated by the Company pursuant to Section 3.2 or by Executive pursuant to Section 3.3, then all of Executive’s rights and benefits provided for in this Agreement will terminate as of the applicable Date of Termination; provided, however, that following the Date of Termination, Executive will receive, (a) a lump sum cash payment for the Accrued Amounts, as soon as reasonably practicable following the Date of Termination, or in such time frame as required by applicable law, and (b) monthly payments of Executive’s Guaranteed Base Salary for the Severance Period (the “Severance Pay”), and (c) monthly payments in an amount that is equivalent to the full cost of Executive’s COBRA premiums during each month in the Post-Employment Restricted Period until the earlier of the end of Post-Employment Restricted Period or Executive is no longer entitled to such coverage under COBRA pursuant to applicable law (the “COBRA Benefits,” and collectively with the Severance Pay, the “Severance Benefits”). As used herein, the “Severance Period” shall be twelve (12) months if Executive’s employment is terminated on or before the first anniversary of the Effective Date and shall be increased by three (3) months for each consecutive year that the Executive remains employed with the Company (e.g. fifteen (15) months if Executive’s employment is terminated after the first anniversary of the Effective Date but on or before the second anniversary of the Effective Date); provided that the Severance Period shall never be greater than twenty-four (24) months.

4.3            Compensation upon Termination by Executive for Convenience or by the Company due to Executive’s Death or Disability. In the event Executive’s employment is terminated by Executive pursuant Section 3.4 or by the Company pursuant to Section 3.5, all of Executive’s rights and benefits provided for in this Agreement will terminate as of the Date of Termination; provided, however, that Executive or Executive’s estate, as applicable, will receive as soon as reasonably practicable following the Date of Termination, or in such time frame as required by applicable law, a lump sum cash payment for the Accrued Amounts.

9

4.4            Method of Payment of Severance Benefits. The Severance Benefits will be paid in equal monthly installments beginning on the 1st of the month following the Date of Termination and continuing through the Severance Period.

4.5            Conditions to Receiving Severance Benefits. As a condition to receiving any Severance Benefits provided for under Article IV, Executive must comply with the following provisions:

(a)             Waiver and Release of Claims. Executive must execute a release of claims in favor of the Company, its affiliates, predecessors, successors, parent companies, subsidiaries, operating units, and divisions, including all members of the Company Group, and each of the foregoing entities’ respective agents, representatives, members, and managers, officers, directors, shareholders, employees, insurers, fiduciaries of employee benefit plans, plan administrators, and attorneys (the “General Release”), and such General Release must become effective within twenty-one (21) days following the date upon which the Company delivers the General Release to Executive (which shall occur no later than seven (7) days after the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), forty-five (45) days following such delivery date (in either case, the “Release Execution Period”), or Executive shall forfeit all of his rights to any Severance Benefits under this Article IV. The General Release shall be substantially in the form attached as Exhibit A, which the Company may from time to time reasonably modify to reflect any developments in applicable law and the circumstances of Executive’s separation from employment. If the General Release is not executed and returned to the Company on or before the Release Execution Period, or the required revocation period has not fully expired without revocation of the General Release by Executive, then Executive shall not be entitled to any portion of the Severance Benefits.

(b)             Restrictive Covenant Compliance. Executive must comply with the restrictive covenants found in Articles V–VII of this Agreement (collectively the “Restrictive Covenants”), and shall not, or participate in any effort to, seek to have any of such Restrictive Covenants found unenforceable, overbroad, or void. If Executive breaches any of the Restrictive Covenants, or if Executive challenges, or participates in any challenge of, the enforceability or the scope of any of the Restrictive Covenants in any regard, or if any Restrictive Covenant is held to be unenforceable, overbroad, or void as a matter of law for any reason, then Executive agrees to forfeit all of his rights to any of the Severance Benefits that have not yet been paid and to return any of the Severance Benefits previously paid under this Agreement; provided, however, that Executive shall retain $1,000 of the Severance Benefits in consideration for an effective and unrevoked General Release provided in accordance with Section 4.5(a).

ARTICLE V

CONFIDENTIAL INFORMATION

5.1            Company Promise of Access to Confidential Information and Company Relationships. In connection with Executive’s employment by the Company and in exchange for

10

Executive’s promises made in this Agreement, the Company has provided and will continue to provide Executive with access to Confidential Information (as defined below). Confidential Information includes, but is not limited to, information pertaining to the Company’s or any other member of the Company Group’s business processes, practices, and methods; statistical, financial, cost and accounting data and reports, including bid rates and cumulative bid rates; the Company’s or any other member of the Company Group’s methodology, business plans, and product knowledge; contract information and contract negotiation information and terms; contact information for key contacts within customer organizations, preferences and needs for clients, customers and/or referral sources; information concerning any member of the Company Group’s employees, partners and contractors, including identities, compensation or other terms of engagement and performance; any member of the Company Group’s business opportunities and strategies; training regarding any member of the Company Group’s processes, data, techniques and operations; information concerning any member of the Company Group’s laboratory, products, networks, operations, methods, plans, prices, gross and net profit margins, finances, budgets, forecasts, business and marketing techniques and strategies, pricing information; and any other information identified as confidential (collectively, “Confidential Information”). Executive acknowledges and agrees that the Company has provided and will continue to provide Executive with access to, and the unique opportunity to develop business relationships with, respective customers, clients, vendors, referral sources, and partners, as applicable, of the Company Group and/or its members, with whom the Company Group and/or its members has developed goodwill and to which Executive would not otherwise have access (collectively, “Company Relationships”).

5.2            Value and Non-Disclosure/Non-Use of Confidential Information and Company Relationships. Executive acknowledges that the industry(ies) in which the Company and the other members of the Company Group do business is highly competitive and that the Confidential Information and Company Relationships are valuable, special, and unique assets of the Company Group and/or its members, which the Company Group and/or its members use in their respective businesses to obtain a competitive advantage over competitors which do not know or use this information. Executive further acknowledges that protection of the Confidential Information and Company Relationships against unauthorized disclosure and use is of critical importance to the Company Group and/or its members in maintaining their respective competitive positions. Accordingly, Executive hereby agrees that he will not, at any time during or after Executive’s employment with the Company or any other member of the Company Group, make any use or disclosure of any Confidential Information, except (a) for the benefit of, and on behalf of, the Company or any other member of the Company Group, or (b) as required to be disclosed pursuant to legal process (e.g., a subpoena), provided that Executive notifies the Company or the applicable member of the Company Group promptly upon receiving or becoming aware of the legal process in question so that the Company and/or the applicable member of the Company Group may have the opportunity to seek a protective or other order to restrict or prevent such disclosure.

5.3            Third-Party Information. Executive acknowledges that, as a result of Executive’s employment with the Company and/or any other member of the Company Group, as applicable, Executive will have access to, or obtain knowledge of, confidential business information or trade secrets of third parties, such as customers, clients, vendors, suppliers, partners, joint venturers, and the like, of the Company Group and/or its members. Executive agrees to preserve and protect the

11

confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the Confidential Information.

5.4            Return all Company Documents and Electronic Data. All written, electronic or other data or materials, records and other documents made by, or coming into the possession of, Executive during his employment with the Company and/or any other member of the Company Group, as applicable, including but not limited to those which contain or disclose Confidential Information and/or Company Relationships, shall be and at all times remain the property of the Company and/or any other member of the Company Group, as applicable. Upon request by the Company and in any event without request upon the termination of Executive’s employment with the Company or any other member of the Company Group, as applicable, for any reason, Executive shall promptly deliver to the Company, without deletion or alteration, all Confidential Information, electronic data, or documents concerning the Company or any other member of the Company Group, and all copies, derivatives, and extracts thereof. Executive acknowledges and agrees that it is a violation of this Section 5.4 for Executive to transfer any Confidential Information or other property belonging to the Company or any other member of the Company Group to Executive’s personal computer or other non-Company issued electronic device or storage location, and, in the event of any such violation by Executive, whether intentionally or unintentionally, and upon the Company’s request, and in any event, without request upon termination of Executive’s employment with the Company or any other member of the Company Group, as applicable, for any reason, Employee shall (a) provide the Company and/or the applicable member of the Company Group with access to, and the opportunity to inspect, Executive’s personal computer or other non-Company issued device or storage location for the purpose of identifying any information and/or property belonging to the Company or any other member of the Company Group located on such computer, device, or storage location, and (b) delete and/or remove any such information and/or property identified during such inspection. Further, if requested by the Company, Executive agrees to execute an affidavit confirming under oath his compliance with this Section 5.4.

5.5            No Use of Other Confidential Information or Conflicting Obligations by Executive. Executive promises that Executive will not use, disclose to the Company or any other member of the Company Group, bring on the premises of any member of the Company Group, or induce the Company, any other member of the Company Group, or any employees of any member of the Company Group to intentionally or unintentionally use or disclose, any confidential or proprietary information or material belonging to Executive’s previous employer(s) or belonging to any other person or entity. Further, Executive represents that Executive is not a party to any other agreement, or under any other duty, which will interfere or conflict with Executive’s full compliance with this Agreement. Executive will not enter into any agreement or undertake any other duty, whether written or oral, in conflict with the provisions of this Agreement. Executive represents that Executive’s employment with the Company or any other member of the Company Group, as applicable, will not breach any agreement or other duty Executive has to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with the Company, including any information belonging to Executive’s prior employer(s).

12

ARTICLE VI

NON-COMPETITION AND NON-SOLICITATION

6.1            Consideration. Executive acknowledges that the Restrictive Covenants are necessary to protect the Company’s legitimate business interests in the Confidential Information (including Company training) and Company Relationships and that this Agreement would not have been entered into and no further Confidential Information or Company Relationships would be shared with Executive without Executive’s consent to the terms in this Agreement. Executive’s obligations under this Agreement are supported by the consideration to Executive from the Company specified in this Agreement, including, but not limited to, the consideration outlined in Article I, Article II, and Article V.

6.2            Business Definition. As used herein, “Company Business” shall mean the business and operations performed by the Company and/or any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during Executive’s employment with the Company or any other member of the Company Group, as applicable, including, without limitation, the business of acquiring, exploiting developing, and operating oil and gas assets. Any business that is engaged in or planning to become engaged in activities that compete in whole or in part with the Company Business is considered a “Competing Business.” However, for purposes of this Agreement, the term Competing Business shall not include any business that is exclusively engaged in activities that compete solely with any portion of the Company Business for which Executive had no responsibility or involvement, and about which Executive had no access to Confidential Information or Company Relationships, in each case, during Executive’s employment with the Company or any other member of the Company Group, as applicable.

6.3            Established Customer Definition. For purposes of this Agreement, “Established Customer” shall mean any customer of the Company or any other member of the Company Group that has an ongoing business relationship with, as applicable, the Company or such other member of the Company Group that the Company or such other member of the Company Group, as applicable, anticipates to continue into the future.

6.4            Non-Solicitation of Established Customers. In exchange for the consideration specified in this Agreement and as a material incentive for the Company to enter into this Agreement, and to enforce Executive’s obligations under Article V hereof, Executive hereby agrees that Executive will not, at any time during Executive’s employment with the Company or any other member of the Company Group, as applicable, and for a period commencing on the Date of Termination of Executive’s employment with the Company or any other member of the Company Group, as applicable, and continuing for the duration of the Severance Period (the “Post-Employment Restricted Period”), on Executive’s own behalf or on behalf of any other person or entity (a) solicit, hire, retain, do business with, or consult with any Established Customer on behalf of a Competing Business, or (b) in any other manner attempt to influence, induce, or encourage any Established Customer to discontinue or materially change its relationship or business with, or purchases or orders from, the Company.

6.5            Non-Solicitation of Employees and Contractors. Executive acknowledges that because of the Company’s very specialized business and the nature of the Confidential

13

Information, Company Relationships, and training given to employees, the Company invests a significant amount of time and money in recruiting, training, and retaining its employees. Executive further acknowledges that because of the Confidential Information, Company Relationships, and specialized training the Company has provided to its employees, loss of any of these employees to a competitor puts the Company at a competitive disadvantage. In light of these acknowledgments, Executive agrees that Executive will not, at any time during Executive’s employment with the Company or any other member of the Company Group, as applicable, and thereafter during the Post-Employment Restricted Period, on Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, (a) solicit, hire or seek to hire any employee, consultant or independent contractor of the Company for a Competitive Business, or (b) in any other manner attempt to influence, induce, or encourage any such employee, consultant or independent contractor of the Company to terminate, reduce or materially change his, her or its, as applicable, employment or other business relationship with the Company (collectively, subsections (a) and (b) are referred to as “Prohibited Solicitation”). Executive further agrees not to use or disclose to any person or entity any information concerning the names, addresses, work or personal telephone numbers of any such current or former employees or contractors of the Company in association with any such Prohibited Solicitation. The foregoing notwithstanding, during the Post-Employment Restricted Period, the term Prohibited Solicitation shall only apply with respect to the Company’s employees, consultants or independent contractors with whom Executive worked, directly or indirectly through the supervision, direction or management of others, or about whom Executive received Confidential Information, in each case, during Executive’s employment with the Company or any other member of the Company Group, as applicable.

6.6            Scope of Non-Solicitation Obligations. The non-solicitation obligations outlined in Section 6.4 and Section 6.5 explicitly cover all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement. However, it will not be deemed a violation of either Section 6.4 or Section 6.5 if Executive merely updates Executive’s LinkedIn profile without engaging in any other substantive communication, by social media or otherwise, that is prohibited by Section 6.4 or Section 6.5.

6.7            Non-Competition. Executive agrees that, during his employment and for the Post-Employment Restricted Period after Executive’s employment relationship with the Company is terminated by either party, Executive will not, directly or indirectly, compete with the Company or Company Group by having an ownership interest in and/or working for, as an employee, consultant, advisor, independent contractor, or in any other capacity, any person, party, or entity that engages, directly or indirectly, in a Competing Business in the Geographic Area. For purposes of this Agreement, “Geographic Area” shall mean any county or parish in which the Company or any member of the Company Group, during the final eighteen (18) months of Executive’s employment relationship, (1) conducts operations or has a project, work site, yard, or other facility and/or (2) holds an interest in, operates or develops an asset of Company or any member of the Company Group.

14

6.8            Tolling Period. The duration of the Post-Employment Restricted Period and Executive’s obligations during the Post-Employment Restricted Period, as outlined in Section 6.4, Section 6.5, and Section 6.6 above, shall be tolled and suspended for any period that Executive is in violation of these covenants up to a period of one (1) year.

6.9            Survival of Restrictions after Termination. Executive understands and acknowledges that Executive’s obligations under Article V, Article VI, Article VII, and Article VIII of this Agreement are continuing in nature and survive the termination of this Agreement and Executive’s employment with the Company or any other member of the Company Group, as applicable, regardless of the circumstances giving rise to the termination.

6.10         Notification. Executive agrees to (a) inform any subsequent employer of Executive’s continuing obligations under Article V, Article VI and Article VII of this Agreement, and (b) notify the Company of the identity of any such subsequent employer, in each case before accepting an offer of employment. Executive also authorizes the Company to provide a copy of the Restrictive Covenants sections of this Agreement to third parties, including but not limited to, any of Executive’s subsequent, anticipated, or possible future employers.

ARTICLE VII
INVENTIONS, DISCOVERIES AND COPYRIGHTS

7.1            Inventions and Discoveries. Executive irrevocably agrees to assign and hereby does assign to the Company, all rights, title and interest worldwide in any and all ideas, concepts, inventions, improvements, and discoveries (each a “Development”), whether patentable or not, which are conceived, made, or first reduced to practice by Executive, solely or jointly with another, during Executive’s employment with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on Executive’s premises or otherwise) and which are related to the business or activities of the Company Group (including, without limitation, commercial, financial, business, professional, technical, and technological information, including information regarding the Company’s or any other member of the Company Group’s software, products, inventions, developments, processes, specifications, know-how and trade secrets, information regarding marketing, operations, plans, activities, policies and procedures, customers, suppliers, vendors, business partners, and other entities with whom the Company or members of the Company Group conduct business). Moreover, all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, software, firmware, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Company or any other member of the Company Group, as applicable.

7.2            Copyrights. If during Executive’s employment with the Company, Executive creates any original work of authorship (each, a “Work”) fixed in any tangible medium of expression which is the subject matter of copyright (e.g., written presentations, algorithms, graphics, designs, computer programs or code, videotapes, drawings, maps, models, manuals or brochures) relating to the Company’s business, products, or services, whether a Work is created solely by Executive or jointly with others, the Company shall be deemed the author of a Work if the Work is prepared by Executive in the scope of Executive’s employment; or, if the Work is not prepared by Executive within the scope of Executive’s employment but is specially ordered or

15

commissioned for use by the Company as a contribution to a collective work or for other purposes as defined by U.S. Copyright laws, then the Work shall be considered to be a work made for hire and the Company shall be the author of the Work. In the event a Work is not prepared by Executive within the scope of Executive’s employment or is not deemed to be a work made for hire, then Executive agrees to assign, and hereby does irrevocably assign, to the Company all of Executive’s worldwide right, title, and interest in and to such Work and all rights of copyright therein, including all rights thereunder to the Company in perpetuity, and irrevocably appoints the Company as Executive’s attorney-in-fact (which appointment is coupled with an interest) to execute and deliver any assignments, copyright applications, or other instruments to protect and vest title (including all intellectual property rights) fully in the Company.

7.3            Disclosure of Developments and Works. Executive will disclose promptly in writing to the Company all Developments and Works that are created, made, conceived, first reduced to practice, or learned by Executive either solely or jointly with another or others during Executive’s employment with the Company, whether or not they are patentable, copyrightable, or subject to trade secret protection and whether or not they relate in any way to the current or planned businesses, services, or operations of the Company or any other member of the Company Group.

7.4            Protection of Developments and Works. The Company or its nominee shall have the right to make and use the Developments and Works and obtain Letters Patent, copyrights (as author or assignee), or other statutory or common law protections for the Developments and Works in any and all countries. Executive shall perform, during the Employment Period and for a period of twenty-four (24) months after the Date of Termination, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in its Developments and Works. Such acts may include execution of documents and assistance or cooperation (a) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (b) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (c) in other legal proceedings related to the Company’s Developments and Works.

7.5            License to Developments and Works. To the extent that any Development or Work or the intellectual property rights therein are not assignable or that, notwithstanding this Article VII, Executive for any reason retains any right, title, or interest in and to any Development or Work or any intellectual property rights therein, Executive (a) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Company with respect to such rights; (b) agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights; and (c) hereby grants to the Company a fully paid-up irrevocable, royalty free, nonexclusive, transferable (in whole or in part), unrestricted perpetual license to make, have made, use, execute, reproduce, display, perform and distribute copies or prepare derivative works of such Development or Work (in whole or in part), with full rights to distribute, market, license (with right to sublicense with multiple sublicenses), modify and reproduce, and otherwise exploit, such Development or Work and all modifications thereto and derivatives thereof.

7.6            Pre-Existing Developments and Works. Executive has identified on Exhibit B hereto all Developments and/or Works that have been made or conceived or first reduced to

16

practice by Executive alone or jointly with others prior to Executive’s employment with the Company, which Executive desires to exclude from operation of this Agreement. If there are no Developments or Works listed, Executive represents to the Company that Executive has made no such Developments or Works.

ARTICLE VIII
MISCELLANEOUS

8.1            Restrictive Covenants. Executive understands and agrees that the Restrictive Covenants are material to the Company and that the Company would not have entered into this Agreement without these promises from Executive. It is expressly understood and agreed that the Company and Executive consider the Restrictive Covenants to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and Company Relationships and may be enforced by the Company to the fullest extent allowed by law. Executive understands that the Restrictive Covenants may limit Executive’s ability to engage in a business similar to or competitive with the Company and/or any other members of the Company Group, but acknowledges that he has or will receive sufficient monetary and other consideration from the Company under this Agreement to justify such restriction. Executive further acknowledges that the foregoing restrictions and obligations do not prevent him from earning a living with the skills and experiences he currently possesses. Executive acknowledges that money damages would not be a sufficient remedy for any material breach of this Agreement, including the Restrictive Covenants, by Executive and as such, the Company shall be entitled to enforce the Restrictive Covenants by injunctive relief in addition to all remedies available at law or in equity. Executive expressly acknowledges that the Restrictive Covenants constitute a reasonable restraint as to time and activities involved. In consideration to the Company, without which the Company would not have entered into this Agreement, Executive hereby expressly waives, and agrees not to assert, any challenge to any Restrictive Covenant premised upon insufficiency of consideration, overbreadth or unreasonableness, and Executive further agrees to indemnify, and hold harmless, the Company Group and each of them, in conjunction with any such assertion.

8.2            Third Party Beneficiaries. The Parties hereby designate (a) all members of the Company Group that are not signatories to this Agreement and/or (b) any successors or assigns as permitted by Section 8.9, as intended third party beneficiaries of this Agreement, having the right to enforce this Agreement, including the Restrictive Covenants outlined herein, to the fullest extent allowable by law.

8.3            Protected Disclosures and Statements. Nothing in this Agreement shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, any other self-regulatory organization, or any other federal or state regulatory authority (collectively, the “Government Agencies,” or individually, a “Government Agency”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such Government Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such Government Agency relating to a possible violation of law; or (iv) making any other

17

disclosures that are protected under the whistleblower provisions of any applicable law.  Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.  Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this Section 8.3, or to notify the Company that Executive has engaged in any such conduct.

8.4            Jury Waiver. THE COMPANY AND EXECUTIVE HEREBY WAIVE ANY RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE OTHER PARTY, INCLUDING, WITHOUT LIMITATION, ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

8.5            Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

8.6            Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum, and venue of the state and federal courts (as applicable) located in Houston, Texas. Executive hereby expressly consents to the appointment of the Secretary of State for the State of Texas as Executive’s agent for service of process if he is outside the range of service for courts in Houston, Texas.

8.7            Entire Agreement and Amendment. This Agreement and any applicable award agreements under the Equity Plans constitute the entire agreement of the Parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof, including any prior offer letter. This Agreement may be amended only by a written instrument executed by both Parties. Each Party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either Party, or by anyone acting on behalf of either Party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by the Company, which is not contained in this Agreement, shall be valid or binding.

8.8            No Waiver of Breach. No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the

18

same or any subsequent time. The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time.

8.9           Assignment. Except as otherwise stated in this Section 8.9, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Executive consents to the future assignment of this Agreement by the Company to any other member of the Company Group, or any person, association, or entity which may acquire or succeed to all or substantially all of the business or assets of the Company by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise. Executive’s obligations under this Agreement are personal and such obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred by Executive without the prior written consent of the Company.

8.10          Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained. For purposes of this Agreement, “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required by law to be closed. All notices provided for in this Agreement shall be sent to the following address, as applicable:

If to the Company:	Empire Petroleum Corporation Attn: Board of Directors 2200 S. Utica Place, Suite 150 Tulsa, Oklahoma 74114
If to Executive:	To the last available address on file at the Company for Executive

8.11         Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party, but together signed by both Parties.

8.12         Section 409A.

(a)             Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral

19

shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b)             To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c)             Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Date of Termination (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

8.13         Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Signature Page Follows]

20

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

COMPANY:	EXECUTIVE:

EMPIRE PETROLEUM CORPORATION

By: /s/ Thomas W. Pritchard	By: /s/ Michael R. Morrisett
Name: Thomas W. Pritchard	Name: Michael R. Morrisett
Title: Chief Executive Officer

21

EXHIBIT A

FORM OF RELEASE AGREEMENT

This GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by Michael R. Morrisett (“Executive”) and Empire Petroleum Corporation, a Delaware corporation (the “Company”). Executive and the Company may sometimes be referred to individually as a “Party,” or collectively as the “Parties.” Capitalized terms not defined herein have the meanings given to them in the Employment Agreement.

RECITALS

WHEREAS, the Parties entered into an Executive Employment Agreement effective as of August ___, 2021 (the “Employment Agreement”); and

WHEREAS, pursuant to Article III and Article IV of the Employment Agreement, Executive is entitled to receive certain Severance Benefits in exchange for, among other things, Executive’s execution of this Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Company and Executive, intending to be legally bound, hereby incorporate the recitals above herein and agree as follows:

AGREEMENT

1.        Separation; Severance Benefits. Executive acknowledges and agrees that the last day of Executive’s employment with the Company was  _____________ (the “Separation Date”) and as of the Separation Date, Executive was no longer employed by the Company.  If (a) Executive executes this Agreement on or after the Separation Date and returns it to the Company, care of _______________so that it is received by ___________  no later than 11:59 p.m., central time on ______________, (b) does not exercise his revocation right pursuant to Section 11 below, and (c) abides by Executive’s continuing obligations under the Employment Agreement (including the terms of the Restrictive Covenants), then the Company will provide Executive the Severance Benefits. To the extent applicable, Executive hereby resigns from all other officer and/or board positions held by Executive with the Company or any other member of the Company Group. As of the Separation Date, Executive is no longer authorized to act on behalf of any member of the Company Group, or to incur any expenses, obligations, or liabilities on behalf of any member of the Company Group.

2.        Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations.  In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all leaves (paid and unpaid) to which Executive was entitled during Executive’s employment with the Company or any other member of the Company Group, as applicable. Executive further acknowledges and agrees that Executive has received all wages, bonuses, and other compensation, been provided all benefits, been afforded all rights and been paid all sums that Executive is owed and has been owed by the Company and/or any other

22

Company Party as of the date that Executive executes this Agreement (the “Signing Date”).  For the avoidance of doubt, Executive acknowledges and agrees that Executive had no right to the Severance Benefits (or any portion thereof) but for Executive’s entry into this Agreement.

3.        Release of Liability for Claims.

(a)  In consideration of Executive’s receipt of the Severance Benefits (and any portion thereof) and the Company’s promises in this Agreement, Executive hereby forever releases, discharges and acquits the Company and all other members of the Company Group, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, insurers, executives, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by any of the foregoing entities and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring or existing on or prior to the Signing Date, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended; and the Americans with Disabilities Act of 1990, as amended, the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the Occupational Safety and Health Act, as amended; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim (as defined below); (iii) any and all rights, benefits or claims Executive may have under any retention, change in control, bonus or severance plan or policy of any Company Party or any retention, change in control, bonus or severance-related agreement that Executive may have or have had with any Company Party other than the rights to the Severance Benefits described herein; (iv) any and all rights, benefits or claims Executive may have under any employment contract (including the Employment Agreement), other than Executive’s rights to the Severance Benefits, rights to compensation or any other entitlements under the Employment Agreement that arise following the Termination Date and are intended to survive Executive’s termination of employment) or incentive compensation plan; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”).

23

(b) In no event shall the Released Claims include (i) any claim that first arises after the Signing Date, (ii) any claim to vested benefits under an employee benefit plan, (iii) any claim arising out of future rights with respect to vested equity or equity incentives, or (iv) any pending or future claim with respect to: (A) Executive’s rights under any directors & officers liability insurance policies then in effect, or (B) indemnification (including advancement of expenses) or contribution by the Company or any of its affiliates pursuant to contract or applicable law.  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the Severance Benefits (and any portion thereof), any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(c) Notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), or any other federal, state, or local governmental agency, authority, or commission (each, a “Governmental Agency”) or participating in any investigation or proceeding conducted by any Governmental Agency.  Executive understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency (including by providing documents or other information to a Governmental Agency) without notice to the Company or any other Company Party.  This Agreement does not limit Executive’s right to receive an award from a Governmental Agency for information provided to a Governmental Agency.

4.        Representations About Claims.  Executive hereby represents and warrants that, as of the Signing Date, Executive has not filed any claims, complaints, charges, actions, or lawsuits of any kind against any of the Company Parties with any Governmental Agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date.  Executive hereby further represents and warrants that Executive has made no assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.  Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.

5.        Executive’s Acknowledgments.  By executing and delivering this Agreement, Executive expressly acknowledges that:

(a) This Agreement is written in a manner calculated to be understood by Executive and that he in fact understands the terms, conditions, and effects of this Agreement;

24

(b) This Agreement refers to, among others, rights or claims arising under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act;

(c) Executive has carefully read this Agreement and has had sufficient time (and at least ___ days) to consider this Agreement before signing it and delivering it to the Company (the “Consideration Period”). Executive does not have to wait until the end of the Consideration Period to accept this Agreement, but Executive acknowledges that any decision to sign this Agreement before the Consideration Period expires is made voluntarily, and not because of any fraud or coercion or improper conduct by any Company Party. If the Agreement is not signed by Executive within the Consideration Period, it is automatically revoked and is null and void;

(b) Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and Executive has had adequate opportunity to do so prior to executing this Agreement;

(c) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and understands and agrees to each of the terms of this Agreement;

(d) The only matters relied upon by Executive and causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;

(e) Executive would not otherwise have been entitled to the Severance Benefits, or any portion thereof, but for Executive’s agreement to be bound by the terms of this Agreement; and

(f) no Company Party has provided any tax or legal advice regarding this Agreement and Executive has had the opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

6.        Third-Party Beneficiaries.  Executive expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third-party beneficiary this Agreement and Executive’s promises and acknowledgements herein.

 7.       Severability.  Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.

25

8.        Withholding of Taxes and Other Deductions.  Executive acknowledges that the Company may withhold from the Severance Benefits all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

9.        Return of Property. Executive hereby represents and warrants that Executive has returned to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information and other materials provided to him by the Company or any other Company Party in the course of Executive’s employment with the Company and Executive hereby further represents and warrants that Executive has not maintained a copy of any such materials in any form.

10.        Further Assurances.  In signing below, Executive expressly acknowledges the enforceability, and continued effectiveness of the Restrictive Covenants in the Employment Agreement and promises to abide by those terms of the Employment Agreement.

11.        Revocation Right. Executive may revoke this Agreement within the seven (7) day period beginning on the Signing Date (such seven-day period being referred to herein as the “Revocation Period”). To be effective, the revocation must be in writing signed by Executive and must be received by _____________, at __________________ before 11:59 p.m., central time, on the last day of the Revocation Period. This Agreement shall not become final and enforceable and Executive shall not receive the Severance Benefits unless and until the Revocation Period has expired and Executive has not revoked this Agreement (the “Effective Date”).

12.       Non-Disparagement. The Executive agrees and covenants that the Executive shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory and/or maliciously false or disparaging remarks, comments, or statements concerning the Company, any other member of the Company Group, and each Company Party or any of their respective businesses, or any of their employees, officers, directors, existing and prospective customers, suppliers, investors, and other associated third parties, now or in the future. This Section 12 does not in any way restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act, or the federal securities laws, to the extent such rights cannot be waived by agreement.

13.       Jury Waiver. THE COMPANY AND EXECUTIVE HEREBY WAIVE ANY RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE OTHER PARTY, INCLUDING WITHOUT LIMITATION ANY CLAIM FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

14.       Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction.  With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Houston, Texas. Executive hereby expressly consents to the appointment of the Secretary of State for the State of Texas as Executive’s agent for service of process if he is outside the range of service for courts in Houston, Texas.

26

15.      Headings. Captions and headings of the Sections and paragraphs of his Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any Section or paragraph.

16.      Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained. For purposes of this Agreement, “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required by law to be closed. Except as otherwise provided in this Agreement, all notices provided for in this Agreement shall be sent to the following address, as applicable:

If to the Company:	Empire Petroleum Corporation Attn: Board of Directors 2200 S. Utica Place Suite 150 Tulsa, Oklahoma 74114
If to Executive:	To the last available address on file at the Company for Executive

[Signature Page Follows]

27

       IN WITNESS WHEREOF, Executive has executed this Agreement as of the date set forth below, effective for all purposes as provided above.

COMPANY:	EXECUTIVE:

EMPIRE PETROLEUM CORPORATION

By:	By:
Name:	Name:
Title:	Date:
Date:

28

EXHIBIT B

PRE-EXISTING DEVELOPMENTS AND WORKS

None.

29